UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.)

Filed by the Registrant ☒

Filed by a party other than the Registrant ☐

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☐	Preliminary Proxy Statement
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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

BAYCOM CORP

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

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☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

500 Ygnacio Valley Road, Suite 200
Walnut Creek, California 94596

(925) 476-1800

April 25, 2025

Dear Shareholder:

You are cordially invited to attend the 2025 Annual Meeting of Shareholders (the “Annual Meeting”) of BayCom Corp (the “Company”), to be held on Tuesday, June 17, 2025, at 2:30 p.m. local time, in the Company’s Board Room, 500 Ygnacio Valley Road, Suite 200, Walnut Creek, California, 94596.

The matters expected to be acted upon at the Annual Meeting are described in detail in the attached Notice of Annual Meeting of Shareholders and proxy statement. An important part of the Annual Meeting is the shareholder vote on corporate business items. I urge you to exercise your rights as a shareholder to vote and participate in this process. At the Annual Meeting, we will present management’s report to you on the Company’s 2024 financial and operating performance.

This year we again are using a U.S. Securities and Exchange Commission rule to furnish our proxy statement, Annual Report on Form 10-K for the year ended December 31, 2024 and proxy card over the Internet to shareholders. This means that shareholders will not receive paper copies of these documents. Instead, shareholders will receive only a notice containing instructions on how to access the proxy materials over the Internet. This rule allows us to lower the costs of delivering the meeting materials and reduce the environmental impact of the Annual Meeting. If you would like to receive a copy of the printed materials, the notice contains instructions on how you can request printed copies of these documents.

Your vote is important. We hope that you will be able to attend the Annual Meeting. Regardless of whether you plan to attend the Annual Meeting, please read the accompanying proxy statement and then vote by submitting your proxy as promptly as possible. Voting as early as possible will save the Company additional expense in soliciting proxies and will ensure that your shares are represented at the Annual Meeting.

Thank you for your attention to this important matter.

Sincerely yours,

Lloyd W. Kendall, Jr.	George J. Guarini
Chairman of the Board	President and Chief Executive Officer

500 Ygnacio Valley Road, Suite 200
Walnut Creek, California 94596

(925) 476-1800

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To be Held on June 17, 2025

NOTICE IS HEREBY given that the 2025 Annual Meeting of Shareholders (the “Annual Meeting”) of BayCom Corp (the “Company”) will be held at 2:30 p.m. local time, on Tuesday, June 17, 2025, in the Company’s Board Room, 500 Ygnacio Valley Road, Suite 200, Walnut Creek, California for the following purposes, as more fully described in the accompanying proxy statement:

1.	The election of the following nine nominees to the Company’s Board of Directors, each for a one-year term: Bhupen B. Amin; Harpreet S. Chaudhary; Keary L. Colwell; George J. Guarini; Dennis H. Guida, Jr.; Lloyd W. Kendall, Jr.; Janet L. King; Robert G. Laverne, MD; and Syvia L. Magid.

2.	An advisory (non-binding) vote on executive compensation.

3.	The ratification of the appointment of Moss Adams LLP to serve as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2025.

4.	Such other matters as may properly come before the Annual Meeting, or any adjournments or postponements thereof.

Only shareholders of record as of the close of business on April 21, 2025 are entitled to receive notice of, to attend, and to vote at, the Annual Meeting.

The Board of Directors of the Company unanimously recommends that you vote FOR the election of the director nominees named in the enclosed proxy statement, FOR the advisory (non-binding) vote on executive compensation and FOR the ratification of the appointment of Moss Adams LLP, as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2025.

Nominations for election of members of the Company’s Board of Directors may be made by the board or by any holder of any outstanding class of capital stock of the Company entitled to vote for the election of directors. Notice of intention to make any nominations (other than for persons named in the notice of the meeting called for the election of directors) shall be made in writing and shall be delivered or mailed to the President of the Company by the later of: (i) the close of business twenty-one (21) calendar days prior to any meeting of shareholders called for the election of directors; or (ii) ten (10) calendar days after the date of mailing of notice of the meeting to shareholders. Such notification shall contain the following information to the extent known to the notifying shareholder: (a) the name and address of each proposed nominee; (b) the principal occupation of each proposed nominee; (c) the number of shares of capital stock of the Company owned by each proposed nominee; (d) the name and residence address of the notifying shareholder; (e) the number of shares of capital stock of the Company owned by the notifying shareholder; (f) the number of shares of capital stock of any bank, bank holding company, savings and loan association or other depository institution owned beneficially by the nominee or by the notifying shareholder and the identities and locations of any such institutions; and (g) whether the proposed nominee has ever been convicted of or pleaded nolo contendere to any criminal offense involving dishonesty or breach of trust, filed a petition in bankruptcy or been adjudged bankrupt. The notification shall be signed by the nominating shareholder and by each nominee and shall be accompanied by a written consent to be named as a nominee for election as a director from each proposed nominee. Nominations not made in accordance with these procedures shall be disregarded by the chairperson of the Annual Meeting, and upon his or her instructions, the inspectors of election shall disregard all votes cast for each such nominee. The foregoing requirements do not apply to the nomination of a person to replace a proposed nominee who has become unable to serve as a director between the last day for giving notice in accordance with this paragraph and the date of election of directors if the procedure called for in this paragraph was followed with respect to the nomination of the proposed nominee.

You are cordially invited to attend the Annual Meeting in person. To ensure that your vote is counted at the Annual Meeting, however, please vote as promptly as possible.

By Order of the Board of Directors

Keary L. Colwell
Director, Senior Executive Vice President and Secretary
Walnut Creek, California April 25, 2025

Important Notice Regarding the Availability of
Proxy Materials for the Shareholder Meeting to Be Held on June 17, 2025.

BayCom Corp’s proxy statement, Annual Report on Form 10-K
and electronic proxy card are available on the Internet at www.annualgeneralmeetings.com/BayCom.

You are encouraged to review all of the information contained in the proxy statement before voting.

PROXY STATEMENT

BAYCOM CORP

500 Ygnacio Valley Road, Suite 200
Walnut Creek, California 94596

(925) 476-1800

ANNUAL MEETING OF SHAREHOLDERS JUNE 17, 2025

General

This Proxy Statement is being furnished to shareholders of BayCom Corp (the “Company,” “BayCom,” “we,” “us,” “our”) in connection with the solicitation by our Board of Directors of proxies to vote our common stock, no par value (“Common Stock”), at our Annual Meeting of Shareholders (the “Annual Meeting”) to be held on Tuesday, June 17, 2025 at 2:30 p.m. local time, in the Company’s Board Room, 500 Ygnacio Valley Road, Suite 200, Walnut Creek, California, and all adjournments and postponements of the Annual Meeting.

At the Annual Meeting, shareholders are being asked to consider and vote upon (i) the election of nine directors of BayCom, each for a one-year term, (ii) an advisory (non-binding) vote on executive compensation (the “Say-on-Pay Vote”) and (iii) the ratification of the appointment of Moss Adams LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2025 (the "Independent Auditor Proposal"). In their discretion, the holders of proxies will have discretion to vote on any other matters that may properly come before the Annual Meeting or any adjournments or postponements of the Annual Meeting. At this time, the Board of Directors is not aware of any other matters that will come before the Annual Meeting for action by the shareholders.

Certain information in this Proxy Statement relates to our bank subsidiary, United Business Bank (the “Bank”).

The accompanying Notice of Annual Meeting and proxy and this proxy statement are first being made available to shareholders on or about April 25, 2025.

Voting Securities

Only holders of record of Common Stock as of the close of business on April 21, 2025 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting. At the close of business on the Record Date, the Company had outstanding 11,029,265 shares of Common Stock.

Each holder of record of Common Stock is entitled to one vote, whether voted in person or by proxy, for each share of Common Stock held as of the Record Date, except that shareholders may have cumulative voting rights with respect to the election of directors.

Cumulative voting for directors allows a shareholder to cast for any candidate a number of votes greater than the number of votes that the shareholder normally is entitled to cast. A shareholder may cumulate votes either (i) by giving one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which that shareholder’s shares are normally entitled or (ii) by distributing the shareholder’s votes on the same principle among as many candidates as the shareholder sees fit. No shareholder may cumulate votes unless, prior to the Annual Meeting, the shareholder has given notice of the intent to cumulate. If any shareholder has given notice to cumulate, then all shareholders may cumulate their votes for candidates in nomination. The nine (9) candidates receiving the highest number of votes shall be elected. The Board of Directors does not, at this time, intend to give such notice or to cumulate the votes it may hold pursuant to the proxies solicited herein unless the required notice by a shareholder is given, in which case it may cumulate votes for election of directors and cast all of such votes for any one or more of the nominees, to the exclusion of the others, and in such order of preference as it may determine in its discretion. Therefore, discretionary authority to cumulate votes in such event is solicited in this Proxy Statement. If you choose to cumulate your votes, you will need to submit a proxy card or ballot and make an explicit statement of your intent to cumulate your votes, either by indicating in writing on the proxy card or by indicating in writing on your ballot when voting at the Annual Meeting.

If your shares are held in “street name” by a broker, your broker is required to vote those shares in accordance with your instructions. If you do not give instructions to your broker, your broker nevertheless will be entitled to vote the shares with respect to “discretionary” items but will not be permitted to vote your shares with respect to any “non-discretionary” items. In the case of non-discretionary items, the shares will be treated as “broker non-votes.” Whether an item is discretionary is determined by the exchange rules governing your broker. Your broker will provide information to you indicating how you can forward voting instructions and whether you can forward them by Internet, phone or mail.

How to Vote

If you are a registered shareholder, that is, if you hold your stock in your own name, you may vote by:

●	Internet. To vote by Internet, have your Shareholder Control Number from the Notice of Internet Availability of Proxy Materials in hand; go to https://ipst.pacificstocktransfer.com/pxlogin; and follow the instructions for voting on-line. The deadline for voting by Internet is 11:59 p.m. Pacific Time on June 16, 2025.
●	Mail. To vote by mail, request a paper copy of the proxy card and related materials, as noted above and on the Notice of Internet Availability of Proxy Materials. Then properly complete and sign the proxy card and return it in the return envelope provided in a timely manner. The mailed card must be received by the Company before the start of the Annual Meeting to be voted.
●	In Person at the Annual Meeting. If you plan to attend the Annual Meeting and wish to vote in person, we will give you a ballot at the meeting. However, if your shares are held in the name of your broker, bank, or other nominee, you will need to obtain a proxy form from the named holder of your shares indicating that you were the beneficial owner of those shares on the record date for voting at the Annual Meeting.

If you choose to cumulate your votes, you will need to submit a proxy card or ballot and make an explicit statement of your intent to cumulate your votes, either by indicating in writing on the proxy card or by indicating in writing on your ballot when voting at the Annual Meeting. Cumulative voting is not available if you vote using the Internet.

Revoking Your Proxy; Changing Your Vote

You may revoke your proxy at any time before the vote is taken at the Annual Meeting. If you are a registered shareholder, you may revoke your proxy and change your vote at any time before the polls close at the Annual Meeting by:

●	voting by the Internet — your latest Internet vote will be counted;
●	signing another proxy with a later date;
●	giving written notice of the revocation of your proxy to the Secretary of BayCom prior to the Annual Meeting; or
●	voting in person at the Annual Meeting. Attendance at the Annual Meeting will not in and of itself constitute revocation of your proxy.

Any written notice revoking a proxy should be delivered to Keary L. Colwell, Senior Executive Vice President and Secretary, BayCom Corp, 500 Ygnacio Valley Road, Suite 200, Walnut Creek, California 94596. If your shares are held in “street name” through a bank, broker, or other nominee, you must follow the instructions on the form you receive from your bank, broker or other nominee with respect to revoking your proxy.

Votes Required

Under the Company’s Bylaws, a majority of the shares entitled to vote, represented in person or by proxy, shall constitute a quorum. Abstentions and broker non-votes will be counted as shares that are present or represented at the

Annual Meeting for purposes of determining a quorum. If a quorum is not present, we may propose to adjourn the Annual Meeting and reconvene the Annual Meeting at a later date.

The election of directors will be decided by a plurality of votes cast. Accordingly, the nine nominees receiving the highest number of “FOR” votes will be elected. With regard to the election of directors, votes may be cast in favor or withheld; votes that are withheld will be excluded from the vote and will have no effect on the outcome of the election of directors. Similarly, broker non-votes will have no effect on the outcome of the election of directors.

Approval of the Say-on-Pay Vote and the Independent Auditor Proposal requires, in each case, the affirmative vote of (i) a majority of the shares present or represented by proxy and voting at the Annual Meeting, and (ii) a majority of the shares required to constitute a quorum.

Only “FOR” and “AGAINST” votes are counted for purposes of determining the votes cast in connection with the Say-on-Pay Vote and the Independent Auditor Proposal. Broker non-votes and abstentions will have no effect on determining whether the affirmative vote constitutes a majority of the shares present or represented by proxy and voting at the Annual Meeting. Brokers generally have discretionary authority to vote on the Independent Auditor Proposal because it is considered a routine matter under applicable rules and, therefore, we do not expect broker non-votes with respect to this proposal. In addition, for each proposal an affirmative vote equal to a majority of the shares necessary to constitute a quorum is also required for approval under California law. Therefore, broker non-votes and abstentions could prevent the approval of a proposal because they do not count as affirmative votes.

All shares of Common Stock represented at the Annual Meeting by proxies solicited hereunder will be voted in accordance with the specifications made by the shareholders executing the proxies. If a properly executed and unrevoked proxy solicited hereunder does not specify how the shares represented thereby are to be voted, the shares will be voted FOR the election as directors of the nominees named in this proxy statement, FOR the Say-on-Pay Vote  and FOR the Independent Auditor Proposal, and in accordance with the discretion of the persons appointed proxy for the shares upon any other matters as may properly come before the Annual Meeting or any adjournments or postponements of the Annual Meeting. At this time, the Board of Directors is not aware of any other matters to come before the Annual Meeting.

Solicitation of Proxies

The cost of solicitation of proxies will be borne by the Company. We will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of our Common Stock. In addition to solicitation by mail, directors, officers and employees of the Company and the Bank may solicit proxies personally or by telephone, facsimile, letter or electronically without additional compensation.

BENEFICIAL OWNERSHIP OF COMMON STOCK

The following table sets forth information as of April 21, 2025, the voting record date for the Annual Meeting, regarding the beneficial ownership of Common Stock by:

●	all persons known by us to own beneficially more than 5% of our outstanding Common Stock;
●	each of our named executive officers (“NEOs”);
●	each of our directors and director nominees (at the Company level); and
●	all our directors (at the Company level) and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (the “SEC”). These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or dispositive power with respect to such securities. A security holder is also deemed to be, as of any date, the beneficial owner of all securities that such security holder has the right to acquire within 60 days after such date through (i) the exercise of any option, warrant or right, (ii) the conversion of a security, (iii) the power to revoke a trust, discretionary account or similar arrangement or (iv) the automatic termination of a trust, discretionary account or similar arrangement. Except as otherwise indicated, all persons listed below have sole voting and dispositive power with respect to the shares beneficially owned by them, subject to applicable community property laws. Except as otherwise indicated, the address for each shareholder listed below is c/o BayCom Corp, 500 Ygnacio Valley Road, Suite 200, Walnut Creek, California 94596. An asterisk (*) in the table indicates that an individual beneficially owns less than one percent of the outstanding Common Stock.

	Number of
	Shares		Percent of
	Beneficially		Common Stock
Name of Beneficial Owner	Owned		Outstanding

Greater than 5% Shareholders

Blackrock, Inc.	968,006	(1)	8.8%
Wellington Management Group LLC	930,498	(2)	8.4%
Royce & Associates LP.	603,286	(3)	5.5%
Dimensional Fund Advisors LP.	602,526	(4)	5.5%

Directors and Executive Officers

Lloyd W. Kendall, Jr.	101,376	(5)	*
George J. Guarini.	234,463	(6)	2.1%
Bhupen B. Amin.	21,206	(5)	*
Dennis H. Guida, Jr.	30,000	(5)	*
Harpreet S. Chaudhary	44,500	(5)	*
Robert G. Laverne, M.D,	88,027	(5)	*
Syvia L. Magid	7,890	(5)	*
Keary L. Colwell	82,019	(7)	*
Janet L. King	89,019	(8)	*
All directors and executive officers as a group (12 persons)	719,596	(9)	6.5%

(Footnotes begin on following page.)

(1)	BlackRock, Inc. (“BlackRock”) filed a Schedule 13G/A with the SEC on January 25, 2024, reporting aggregate beneficial ownership of 968,006 shares as of December 31, 2023. BlackRock reported sole voting power with respect to 955,975 shares and sole dispositive power with respect to 968,006 shares. The address of BlackRock is 50 Hudson Yards, New York, NY 10001. The information contained herein regarding BlackRock is derived from such filing.
(2)	Wellington Management Group LLP, Wellington Group Holdings LLP, Wellington Investment Advisors Holdings LLP and Wellington Management Company LLP (collectively, the “Wellington Group”) jointly filed a Schedule 13G/A with the SEC on February 10, 2025, reporting aggregate beneficial ownership of 930,498 shares of Common Stock as of December 31, 2024, which includes 581,8763 shares (more than 5%) owned by Bay Pond Partners, L.P. (“BPP”). Each member of the Wellington Group reported shared voting and dispositive powers with respect to all such shares. Bay Pond Partners, LP filed a Schedule 13G with the SEC on December 23, 2024, reporting aggregate beneficial ownership of 581,576 shares as of December 31, 2024. BPP reported shared voting and dispositive powers with respect to all such shares. The address of the Wellington Group and BPP is 280 Congress Street, Boston, MA 02210. The information contained herein regarding the Wellington Group and BPP is derived from such filings.
(3)	Royce & Associates LP (“Royce”) filed a Schedule 13G with the SEC on January 28, 2025, reporting aggregate beneficial ownership of 603,286 shares of Common Stock as of December 31, 2024. Royce reported sole voting and dispositive power with respect to all such shares. The address of Royce is 1 Madison Avenue, New York 10010. The information contained herein regarding Royce is derived from such filing.
(4)	Dimensional Fund Advisors LP (“Dimensional”) filed a Schedule 13G with the SEC on October 31, 2024, reporting aggregate beneficial ownership of 602,526 shares as of September 30, 2024. Dimensional reported sole voting power with respect to 587,775 shares and sole dispositive power with respect to 602,526 shares. The address of Dimensional is 6300 Bee Cave Road, Austin, TX 78746. The information contained herein regarding Dimensional is derived from such filing.
(5)	Includes 24,332 restricted shares of Common Stock over which the individual has sole voting power and no dispositive power.
(6)	Includes 27,877 shares of Common Stock held in Mr. Guarini’s 401(k) Plan account over which he has sole dispositive power and shared voting power, 24,332 restricted shares of Common Stock over which he has sole voting power and no dispositive power and 159,827 shares of Common Stock held by a charitable foundation of which he is a trustee and over which he has shared voting and dispositive powers.
(7)	Includes 13,131 restricted shares of Common Stock over which Ms. Colwell has sole voting power and no dispositive power.
(8)	Includes 13,131 restricted shares of Common Stock over which Ms. King has sole voting power and no dispositive power.
(9)	Includes shares held by directors and executive officers directly, in retirement accounts, in a fiduciary capacity or by certain affiliated entities or members of the named individuals’ families, with respect to which shares the named individuals and group may be deemed to have sole or shared voting and/or dispositive powers. Also includes 6,635 restricted shares of Common Stock over which the directors and executive officers have sole voting power and no dispositive power.

PROPOSAL I – ELECTION OF DIRECTORS

The Company’s Board of Directors currently consists of nine members. The Board of Directors, acting on the recommendation of the Board’s Corporate Governance and Nominating Committee (the “CGN Committee”), has approved the director nominees identified in the table below, each for a one-year term. If a nominee is unable to serve, the shares represented by all properly executed proxies will be voted for the election of such substitute nominee as the Board of Directors, acting on the recommendation of the CGN Committee, may approve. At this time, the Board of Directors knows of no reason why any nominee named in this Proxy Statement may be unable to serve, if elected.

James S. Camp, who had served as a director of BayCom and the Bank since 2004, retired from his position effective October 7, 2024. The Board extends its sincere gratitude to Mr. Camp for his many years of dedicated service.

Name	Age	Position(s) Held in the Company	Director Since(1)
Lloyd W. Kendall, Jr.	78	Chairman of the Board	2004
George J. Guarini	71	Director, President and Chief Executive Officer and Director	2004
Bhupen B. Amin	54	Director	2011
Harpreet S. Chaudhary	63	Director	2011
Keary L. Colwell	65	Director, Sr. Executive Vice President, Chief Financial Officer and Corporate Secretary	2021
Dennis H. Guida, Jr.	65	Director	2022
Janet L. King	62	Director, Sr. Executive Vice President and Chief Operating Officer	2021
Robert G. Laverne, MD	78	Director	2004
Syvia L. Magid	54	Director	2019

(1)	Includes years of service on the Board of Directors of the Bank (formerly known as Bay Commercial Bank).

Board Diversity

The following matrix provides the requisite statistical information with respect to our Board of Directors.

Board Diversity Matrix (As of April 25, 2025)
Total Number of Directors	9
	Female	Male
Part I: Gender Identity
Directors	3	6
Part II: Demographic Background
Alaskan Native or American Indian	1	—
Asian	—	1
White	2	5
Two or More Races or Ethnicities	1*	—

*	One director self-identified as American Indian and White.

Business Background of Our Directors

The business experience of each director of BayCom for at least the past five years and the experience, qualifications, attributes, skills and areas of expertise of each director that supports his or her service as a director are set forth below. Unless otherwise indicated, the director has held his or her position for at least the past five years.

Lloyd W. Kendall, Jr.: Mr. Kendall is a lawyer, practicing in the Bay Area since 1978 and specializing in real estate and tax law. His specialty is tax-free exchanges and related areas of the law. He received much of his tax law education through his employment with the U.S. Treasury Department, Internal Revenue Service. Mr. Kendall formed and owned Lawyers Asset Management, Inc., acting as “Qualified Intermediary” for tax-free exchanges under Section 1031(a) of the Internal Revenue Code, until 2006 when his company merged with Commercial Capital Bank. He also served as tax counsel for several title companies and was the President of Equity Investment Exchange, Inc., a competitor of Lawyers Asset Management owned by Mercury Title Companies of Colorado. He has lectured extensively throughout the U.S. providing continuing education for lawyers and realtors. Mr. Kendall’s qualifications to serve as a member of our Board of Directors include extensive experience in the areas of real estate and tax matters.

George J. Guarini: Mr. Guarini is currently the President and Chief Executive Officer of BayCom and the Bank. Prior to co-founding the Bank in 2004, Mr. Guarini was the Senior Vice President and Senior Lending Officer of Summit Bank, a community bank headquartered in Oakland, California. Mr. Guarini also served as Summit Bank’s acting president between August 2001 and August 2002. From 1994 to 1999, Mr. Guarini held multiple positions with Imperial Capital Bank, based in Glendale, California, where he began as Senior Vice President and was charged with resolving significant loan portfolio weaknesses. In 1995, following a successful initial public offering by ITLA Capital Corporation, parent of Imperial Capital Bank, he was appointed as Chief Lending Officer. In 1997, Mr. Guarini served as the founding Chief Executive Officer of ITLA Funding Corporation, a wholly owned subsidiary of ITLA Capital Corporation. Prior to joining Imperial Capital Bank, Mr. Guarini held the position of Senior Vice President for California Republic Bank from 1991 to 1994. Mr. Guarini earned his Bachelor of Arts degree in Economics from Rutgers University. Mr. Guarini’s qualifications to serve as a member of our Board of Directors include more than 30 years of experience in the banking industry, holding key executive and senior level management positions with national and regional financial institutions.

Bhupen B. Amin: Mr. Amin is General Counsel and Chief Operating Officer of Lotus Hotels and Investments in Walnut Creek, California. In his capacity, Mr. Amin is responsible for the development, management, financing and operations of several hotel properties, shopping centers and self-storage facilities. Prior to joining Lotus, Mr. Amin was an attorney at the Law Offices of Bowles & Verna in Walnut Creek, California. Mr. Amin serves on the nominating committee and Board of Directors of the California Hotel & Lodging Association (CH&LA), and is an active member of the governmental affairs committee of the American Hotel & Lodging Association (AH&LA) in Washington D.C. Mr. Amin became the first Indian-American to be elected Chairman of CH&LA, the largest state hotel association in the nation. Mr. Amin also acts as a pro tem judge in the Alameda County Superior Courts and serves on the board of directors of Brookside Health Center, a non-profit FQHC serving underprivileged families in the East Bay Area. Mr. Amin earned his law degree from the University of California, Davis and his undergraduate degree from the Haas School of Business at the University of California, Berkeley.  Mr. Amin brings extensive legal, operational, and strategic expertise to the BayCom Board, drawing from his leadership roles in hospitality and real estate development, his legal background, and his active involvement in industry and community organizations.

Dennis H. Guida, Jr.: Dennis Guida is the Managing Director for HBP Analytics, LLC and the former Chairman of Pacific Enterprise Bank (Irvine, CA) and Southport Financial Corporation (Kenosha, WI). With 40 years of banking industry experience, he has held the positions of Chairman, director, CEO, CFO, and bank consultant. Mr. Guida specializes in Asset Liability Management and has provided ALM third party reviews/model validations and advisory services to more than 300 banking clients. These institutions range in size from de novo banks to companies with over $18 billion in assets. Mr. Guida holds a B.S. in Business Management from the University of Redlands (Redlands, CA) and an M.B.A. from National University (San Diego, CA), and is a graduate of The School of Bank Administration (Madison, WI). Mr. Guida offers deep financial and strategic expertise to the BayCom Board, backed by four decades of banking industry experience, including leadership roles as CEO, CFO, and Chairman, and specialized knowledge in asset/liability Management serving a wide range of financial institutions.

Harpreet S. Chaudhary: Mr. Chaudhary is a Certified Public Accountant (CPA) and a Certified Financial Planner (CFP) serving as the president of Area Financial Services, Inc., which provides accounting, wealth planning, and tax planning and preparation services for high net worth individuals and small business owners in the Bay Area for over 25 years. Mr. Chaudhary is a California licensed realtor and owns and manages various commercial retail properties. Mr. Chaudhary is actively involved with various Bay Area charities like Pratham, the Fremont Sikh Gurdwara, Genco and the Punjab Cultural Society. Mr. Chaudhary is a graduate of the University of Delhi, India. Mr. Chaudhary’s qualifications to serve as a member of our Board of Directors include his extensive knowledge of accounting, business and real estate.

Keary L. Colwell: Ms. Colwell is the Senior Executive Vice President, Chief Financial Officer and Corporate Secretary of BayCom. Ms. Colwell has served as the Chief Financial Officer and Corporate Secretary of the Bank since its inception in 2004 and is presently also the Bank’s Chief Administrative Officer. Ms. Colwell is a member of the Bank’s executive management team and is responsible for all aspects of accounting and finance functions including financial reporting, asset liability management, and budget and financial planning. She also oversees the Bank’s risk management process. Prior to joining the Bank, Ms. Colwell was employed by The San Francisco Company and Bank of San Francisco, where she served as the Executive Vice President and Chief Financial Officer from 1996 through the sale of the company in 2001. Ms. Colwell served as the Vice President/Senior Financial Management of First Nationwide Bank from 1988 – 1992. Prior to joining First Nationwide Bank, Ms. Colwell was the Vice President and Controller at Independence Savings and Loan Association. Ms. Colwell worked in public accounting after graduating from college. She obtained her Certified Public Accountant license in 1984. Ms. Colwell holds a B.S. degree from California State University, Chico. Ms. Colwell’s qualifications to serve as a member of our Board of Directors include more than 30 years of experience in the banking industry, holding key executive and senior level management positions, as well as her expertise in finance and accounting.

Janet L. King: Ms. King is the Senior Executive Vice President and Chief Operating Officer of BayCom. Ms. King has served as the Chief Operating Officer of the Bank since its inception in 2004. Ms. King is a member of the Bank’s executive management team. Prior to joining the Bank, Ms. King was employed by Circle Bank in Novato, California from 1999 – 2004 where she served as the Chief Branch Administrative Officer and was a member of the executive management team. She was responsible for all aspects of operations, including branch development, human resources, information technology and compliance. Prior to that, Ms. King was the Vice President of Operations for Valencia Bank & Trust in Valencia, California from 1987 – 1998, where she was responsible for branch development, centralized operations, information technology and deposit compliance. Ms. King earned her B.S. degree in Business Administration from the University of Phoenix. Ms. King’s qualifications to serve as a member of our Board of Directors include more than 35 years of experience in the banking industry, holding key executive and senior level management positions.

Robert G. Laverne, M.D.: Dr. Laverne is an anesthesiologist at John Muir Medical Center in Walnut Creek, California. Dr. Laverne is also the founder and Managing Member of New Horizons Properties, LLC, a property development company. Dr. Laverne served as the Chief Financial Officer of Medical Anesthesia Consultants (1988 – 1994) and was a director of Medical Anesthesia Consultants (1988 – 2008). Dr. Laverne was the Chairman of the Department of Anesthesiology at John Muir Medical Center from (1989 – 1991) and was Chairman of the John Muir Medical Center Physician Credentials Committee from (1994 – 2001). Dr. Laverne received his M.D. degree from the University of California Medical Center, San Francisco, and his B.A. degree from the University of California at Berkeley. Dr. Laverne’s qualifications to serve as a member of our Board of Directors include his extensive management and advisory experience, holding key board positions, and his experience as a real estate developer.

Syvia L. Magid: Ms. Magid is a partner at the law firm Fox Rothschild LLP and became a director of BayCom and the Bank effective December 1, 2019. She was previously an attorney at MBV Law LLP, which merged into Fox Rothschild LLP in 2014, and was a partner at the law firm Stein Rudser Cohen & Magid LLP. In her legal practice, she advises and assists clients with entity decisions and entity formation; general corporate matters and governance; winding up and dissolving businesses; and mergers, acquisitions, and reorganizations. Ms. Magid earned a Juris Doctor degree from University of California College of Law, San Francisco, and a Bachelor of Arts degree from Whittier College. Ms. Magid’s qualifications to serve as a member of our Board of Directors include her extensive legal and business experience.

Information About our Non-Director Executive Officers

Mary Therese (Terry) Curley: Ms. Curley, age 67, joined the Bank as Executive Vice President, and Director of Labor Service Division in April 2017, in connection with our acquisition of First ULB Corp and its wholly owned subsidiary, United Business Bank, FSB. In 2022 she assumed the additional role of Chief Credit Officer of the Bank.  Ms. Curley’s extensive banking career includes serving as EVP/ Chief Credit Officer (2012 – 2017), SVP/Credit Administrator (2009 – 2012), Credit Card Administrator (2008 – 2009), SVP/Regional Sales Manager (2005 – 2009), VP/Branch Manager (2000 – 2005) and Business Development Officer (1995 – 2000) at her previous bank. In 1992, Ms. Curley received a B.A. in Political, Legal and Economic Analysis from Mills College, Oakland, in California. In 2005, she earned a graduate certificate from the Pacific Coast Banking School at University of Washington, Seattle.

Felix Miranda: Mr. Miranda, age 52, joined the Bank in January 2025 and was appointed Executive Vice President, Chief Lending Officer, at United Business Bank in March 2025. He served as EVP, Head of Commercial Banking at Bank of San Francisco, from 2016 to 2025. Mr. Miranda has 30 years of banking experience, primarily in commercial banking and middle market lending. In his most recent role as EVP, Head of Commercial Banking at Bank of San Francisco, Mr. Miranda was responsible for growing the bank’s C&I business, focused on middle market companies and non-profit community organizations throughout the nine Bay Area counties. Prior to this role, Mr. Miranda served in various leadership roles in commercial banking at Wells Fargo, First Republic Bank, Charles Schwab and IBM Global Finance. Mr. Miranda earned his bachelor’s degree in business administration from California State University, Hayward and his M.B.A in International Business from St. Mary’s College. Mr. Miranda is on the Board of Directors of One Treasure Island and supports various local community non-profit organizations such as the Grateful Gatherings and Habitat for Humanity.

Izabella Zhu Mitchell: Ms. Mitchell, age 46, is currently serving as Executive Vice President and Chief Risk Officer of the Bank. She joined the Bank in September 2013 as Chief Risk Officer. Ms. Mitchell is responsible for enabling effective and efficient risk governance with forward-looking enterprise risk management approaches as the Bank pursues growth strategies while maintaining safety and soundness. She also oversees regulatory relations, internal audit, and community development. Prior to joining the Bank, Ms. Mitchell was a Senior Financial Institutions Examiner and a founding and inaugural member of the Examiner Council at the California Department of Business Oversight. She has served as Examiner-in-Charge of various large banks, troubled financial institutions, and trust departments. Prior to that, Ms. Mitchell was a financial advisor at Morgan Stanley. Ms. Mitchell earned a master’s degree in public administration in International Development from the Kennedy School at Harvard University and a bachelor’s degree in International Economics from Peking University. Ms. Mitchell is also a Certified Fiduciary Investment Risk Specialist, a Certified Internal Auditor by IIA, and certified in Risk and Information Systems Control by ISACA.

BOARD OF DIRECTORS’ MEETINGS AND COMMITTEES AND CORPORATE GOVERNANCE MATTERS

Environmental, Social and Corporate Governance Matters

We view ourselves as a regional community bank positioned for smart growth—dedicated to maintaining the core values and culture that reflect our brand and commitment to solid, long-term value for all our stakeholders. We consider environmental, social and governance (“ESG”) matters to be an integral part of our business and are committed to continuous progression of our ESG efforts. We believe strong corporate governance is the foundation that upholds public trust in our company, and we are dedicated to conducting business in an ethical, transparent, safe and sound manner.

Environmental. We have a commitment to environmental issues, and recent initiatives to reduce our environmental impact have included:

●	Routine use of e-signing and file sharing technology to support transactional efficiencies and a paperless environment;
●	Video conferencing technologies that reduce travel to and between our offices;
●	Computers, printers and copiers that enter power saving mode when not in use and our IT department recycles our e-waste;
●	Monitoring utility usage at all our facilities;
●	Paper and plastic recycling in all locations, use of electronic records management, and auto shut-off lighting in certain areas;
●	Use of electronic communication rather than paper reports for internal reporting and board reports;
●	Promoting e-statement services by implementation of paper statement fees;
●	Reducing offsite document storage requirements and the overall retention of paper;
●	Paperless invoicing and payments to all vendors where available; and
●	Encouraging business clients to use our remote capture deposit services and retail clients to use mobile deposit services.

Social. We have a commitment to our communities and our employees. We value and recognize the importance of diversity, equity and inclusion (“DEI”) initiatives in the communities we serve and our workplace. We have undertaken numerous social efforts focused on employee satisfaction, community development and involvement, and customer satisfaction, and continue to seek ways to improve our social engagement. Our recent efforts have included:

Communities:

●	Serving and strengthening the communities in which we live, work and play, which we believe fosters strong and rewarding relationships with our clients and community partners;
●	Investing in, donating to and lending to low-or moderate-income communities in California, Washington, New Mexico, Colorado, and Nevada through our Community Reinvestment Act (“CRA”) programs;
●	Annual shredding events at various branch locations throughout the states we operate in;

●	Support for more than 50 non-profit organizations through donations and services throughout our footprint;
●	Up to 16 hours of paid time off annually for employees to volunteer and take part in CRA qualifying community service. In 2024, our employees volunteered over 1,400 hours at more than 50 events; and
●	Up to 10 hours of paid and 30 hours of non-paid time off for volunteering at school activities.

Our Team:

●	Recruiting, hiring and promoting employees based on their individual ability and experience and in accordance with affirmative action and Equal Employment Opportunity laws and regulations;
●	Summer internships;
●	Financial wellness education materials through our financial planner portal to our employees across the organization;
●	Equitable and competitive compensation packages for our employees, along with a strong work culture centered on highly ethical, team-focused behavior. We provide regular performance feedback and encourage collaboration across the Company through open dialogue and focused execution while seeking diverse perspectives;
●	Periodic pay equity reviews covering employees at all levels of our organization;
●	Opportunities for career advancement, job training and leadership development;
●	Comprehensive employee engagement surveys, with a high level of employee participation, to gain perspective on what we do well and our opportunities for improvement;
●	A commitment to identifying and assisting employees who face hardships; and
●	We recognize the importance of having a diversified workforce representative of the communities we serve. Our executive management team consists of six individuals, four of whom are women and three of whom identify with an underrepresented group. As of December 31, 2024, our employee population was represented by 71% women and 29% men, and 65% of our employees represented minority demographics.

In 2022, we formed our senior management committee, consisting of 26 senior officers responsible for building rapport, improving communication and transparency, and identifying areas of strengths and weakness to create a road map for future improvements within the organization and our communities. This committee continues to be invaluable in uniting all areas of the Bank in order to reach our corporate goals and initiatives.

Corporate Governance Matters

Director Independence. The NASDAQ Listing Rules as well as the rules of the SEC, impose several requirements with respect to the independence of our directors, including that a majority of the board be “independent directors,” as that term is defined under the NASDAQ Listing Rules. Our Board of Directors has undertaken a review of the independence of each director in accordance with these rules. Based on information provided by each director concerning his or her background, employment and affiliations, our Board of Directors has determined that directors Kendall, Amin, Chaudhary, Guida, Laverne and Magid do not have relationships that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is an “independent director” as that term is defined under the NASDAQ Listing Rules. In determining the independence of our directors, the Board of Directors considered relationships between the Company and our directors that are not required to be reported under “Certain Relationships and Related Transactions,” below, consisting of loans made to and deposit accounts that our directors maintain at the Bank, and all other facts and circumstances our Board of Directors deemed relevant in determining their independence.

Board Leadership Structure and Qualifications. We believe that our directors should have the highest professional and personal ethics and values, consistent with our longstanding values and standards. They should have broad experience at the policy-making level in business or banking. They should be committed to enhancing shareholder value and should have sufficient time to carry out their duties and to provide insight and practical wisdom based on experience. Each director must represent the interests of all shareholders. When evaluating potential director candidates, we consider, among other factors, the candidate’s character, judgment, diversity, skills, including financial literacy, and experience in the context of our needs and those of the Board of Directors. We also consider the candidate’s service on boards of other companies and whether such service would impair the candidate’s ability to perform responsibly all director duties for BayCom.

Our Board of Directors does not have a formal policy requiring the separation of the roles of Chief Executive Officer and Chairman of the Board. It is the Board of Directors’ view that rather than having a rigid policy, the Board of Directors, with the advice and assistance of the CGN Committee, and upon consideration of all relevant factors and circumstances, will determine, as and when appropriate, whether the two offices should be separate. Currently, our leadership structure separates the offices of Chief Executive Officer and Chairman of the Board, with Mr. Guarini serving as our Chief Executive Officer and Mr. Kendall as Chairman of the Board, reinforcing the leadership role of our Board of Directors in its oversight of our business and affairs.

Board’s Role in Risk Oversight.Our Board of Directors believes that effective risk management and control processes are critical to our safety and soundness, our ability to predict and manage the challenges that we face and, ultimately, our long-term corporate success. Our Board of Directors, both directly and through its committees, is responsible for overseeing our risk management processes, with each of its committees assuming a different and important role in overseeing the management of the risks we face.

The Audit Committee of our Board of Directors oversees our enterprise-wide risk management framework, which establishes our overall risk appetite and risk management strategy and enables our management to understand, manage and report on the risks we face. The Audit Committee is responsible for overseeing risks associated with financial matters (particularly financial reporting, accounting practices and policies, disclosure controls and procedures and internal control over financial reporting), potential conflicts of interest and engaging as appropriate with the Bank’s risk committee to assess our enterprise-wide risk framework. The Board’s Compensation Committee has primary responsibility for risks and exposures associated with our compensation policies, plans and practices, regarding both executive compensation and the compensation structure generally. In particular, the Compensation Committee, in conjunction with our President and Chief Executive Officer and other members of our management as appropriate, reviews our incentive compensation arrangements to ensure these programs are consistent with applicable laws and regulations, including safety and soundness requirements, and do not encourage imprudent or excessive risk-taking by our employees. The CGN Committee oversees risks associated with the independence of our Board of Directors.

Our senior management is responsible for implementing and reporting to the Board of Directors our risk management processes, including assessing and managing the strategic, operational, regulatory, investment and execution risks we face on a day-to-day basis. Our senior management is also responsible for creating and recommending to our Board of Directors for approval appropriate risk appetite metrics reflecting the aggregate levels and types of risk we are willing to accept in connection with the operation of our business and pursuit of our business objectives.

The role of our Board of Directors in risk oversight is consistent with our leadership structure, with our President and Chief Executive Officer and the other members of senior management having responsibility for assessing and managing risk exposure and with our Board of Directors and its committees providing oversight in connection with those efforts. We believe this division of risk management responsibilities presents a consistent, systematic and effective approach for identifying, managing and mitigating risks throughout our operations.

Board’s Role in Oversight of Information and Cybersecurity. As a financial institution, cybersecurity presents a significant operational and reputational risk. Given the nature of our operations and business, including the Bank’s reliance on relationships with various third-party providers in the delivery of financial services, cybersecurity risk may manifest itself through various business activities and channels, and it is thus considered an enterprise-wide risk that is subject to control and monitoring at various levels of management throughout the Bank and oversight by the Board. The

Board receives updates on the status of our cybersecurity controls, reports of significant cybersecurity incidents and annual education in this area.

We maintain a formal information/cybersecurity management program designed to protect the confidentiality, integrity, and availability of business and customer information, which is subject to oversight by and reporting to the Audit Committee. The Audit Committee oversees and reviews reports on significant matters of corporate security, including cybersecurity. Reports include information and cybersecurity assessment results, business continuity, disaster recovery, and incident response planning and testing, patch management program status, vendor management program status, and independent audit results. All information security-related policies are reviewed and approved annually by the Audit Committee.

Insider Trading Policy. BayCom has an insider trading policy governing the purchase, sale, and other dispositions of BayCom’s securities that applies to all Company personnel, including directors, officers, employees, and other covered persons. The Company follows this policy when repurchasing stock. We believe our insider trading policy and repurchase procedures are reasonably designed to promote compliance with insider trading laws, rules and regulations, and listing standards applicable to BayCom. A copy of BayCom’s insider trading policy was filed as Exhibit 19.1 to its Annual Report on Form 10-K for the year ended December 31, 2024.

Additionally, BayCom’s insider trading policy, among other things, prohibits the Company’s directors, officers and employees from holding Company securities in a margin account or pledging Company stock as collateral for a loan. In addition, the policy prohibits directors, officers and employees of the Company from using any financial instruments (including without limitation prepaid variable forward contracts, equity swaps, collars, and exchange funds) or otherwise engaging in transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of the BayCom’s securities owned by the director, executive officer or employee.

Equity Grant Timing Practices BayCom’s Compensation Committee approves all equity award grants to our NEOs on or before the grant date. Annual equity awards are typically granted to our NEOs on the first trading day following the Company’s year-end.  On occasion, the Compensation Committee may grant equity awards outside of our annual grant cycle for new hires, promotions, recognition, retention, or other purposes. While the Compensation Committee has discretionary authority to approve equity awards to our NEOs outside of the cycle described above, the Compensation Committee does not have a practice or policy of granting equity awards in anticipation of the release of material nonpublic information and, in any event, we do not time the release of material non-public information in coordination with grants of equity awards in a manner that intentionally benefits our NEOs or otherwise for the purpose of affecting the value of executive compensation. In fiscal 2024, equity awards to our NEOs consisted solely of restricted stock grants.

Meetings and Committees of the Board of Directors

Meetings of the Company’s Board of Directors are generally held on a quarterly basis with additional meetings scheduled as the need arises. The membership of the Bank’s Board of Directors is identical to the Company’s Board of Directors, with the exception of two directors (Ms. King and Ms. Colwell), who do not serve as directors of the Bank. Meetings of the Bank’s Board of Directors are generally held on a monthly basis. For the fiscal year ended December 31, 2024, the Board of Directors of the Company held five regular meetings and five special meetings, and the Board of Directors of the Bank held 11 regular meetings and no special meetings. During fiscal year 2024, no incumbent during his or her term as a director of the Company attended fewer than 75% in the aggregate of the total number of meetings of each Board of Directors and the total number of meetings held by the committees on which he or she served.

Our Board of Directors has a standing Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee. The responsibilities of these committees are described below. Our Board of Directors may also establish such other committees, as it deems appropriate, in accordance with applicable laws and regulations and our corporate governance documents. The following table summarizes the membership of each of the committees of the Board of Directors.

Corporate
Governance and
	Audit	Compensation	Nominating
Director Name	Committee	Committee	Committee
Lloyd W. Kendall, Jr.	X	X	X*
George J. Guarini.
Bhupen A. Amin.
Harpreet S. Chaudhary	X*	X
Keary L. Colwell.
Dennis H. Guida, Jr..	X	X	X
Janet L. King.
Robert G. Laverne, MD	X	X*	X
Syvia L. Magid.	X	X
*	Committee Chair

Audit Committee. The Audit Committee operates under a formal written charter adopted by the Board of Directors. The Audit Committee assists the Board of Directors in fulfilling its responsibilities for general oversight of the integrity of our financial statements, our compliance with legal and regulatory requirements, the independent auditors’ qualifications and independence, the performance of our internal audit function and independent auditors and risk assessment and risk management. Among other things, the Audit Committee is responsible for:

●	annually reviewing the Audit Committee charter and the Audit Committee’s performance;
●	appointing, evaluating and determining the compensation of our independent auditors;
●	reviewing and approving the scope of the annual audit, the audit fee, the financial statements, significant accounting policy changes, any material weaknesses identified by the independent auditors or the internal audit function and any risk management issues;
●	preparing the Audit Committee report for inclusion in our proxy statement for our annual meeting of shareholders;
●	reviewing disclosure controls and procedures, internal controls, internal audit function and corporate policies with respect to financial information;
●	assisting the Board of Directors in monitoring our compliance with applicable legal and regulatory requirements;
●	overseeing investigations into complaints concerning financial matters, if any; and
●	reviewing other risks that may have a significant impact on our financial statements.

The Audit Committee works closely with management as well as our independent auditors. The Audit Committee has the authority to obtain advice and assistance from, and receive appropriate funding to engage, outside legal, accounting or other advisors, as the Audit Committee deems necessary to carry out its duties.

All members of the Audit Committee (i) are independent directors, as defined under the NASDAQ Listing Rules; (ii) meet the additional independence criteria for audit committee members set forth in SEC Rule 10A-3(b)(1); (iii) have not participated in the preparation of the financial statements of the Company or any of its current subsidiaries at any time during the past three years; and (iv) are able to read and understand fundamental financial statements, including our balance sheet, income statement, and cash flow statement. The Board of Directors has determined that Mr. Chaudhary meets the requirements adopted by the SEC for qualification as an “audit committee financial expert”. The Audit Committee is required to meet at least quarterly. During 2024, the Audit Committee held 11 meetings.

Compensation Committee. The Compensation Committee operates under a formal written charter adopted by the Board of Directors. The Compensation Committee is responsible for discharging the board’s responsibilities relating to compensation of our executive officers and directors. Among other things, the Compensation Committee is responsible for:

●	evaluating human resources and compensation strategies;
●	reviewing and approving objectives relevant to executive officer compensation;
●	evaluating performance and recommending the compensation of the Chief Executive Officer in accordance with those objectives;
●	approving any changes to non-equity-based benefit plans involving a material financial commitment;
●	recommending to the Board of Directors compensation for directors; and
●	evaluating its performance in relation to the Compensation Committee charter.

The Compensation Committee is composed solely of members who satisfy the applicable independence requirements of the NASDAQ Listing Rules for compensation committees. The Compensation Committee is required to meet at least twice a year and on an as-needed basis. The Compensation Committee held 10 meetings during 2024.

Corporate Governance and Nominating Committee. The CGN Committee operates under a formal written charter adopted by the Board of Directors. The CGN Committee is responsible for making recommendations to our Board of Directors regarding candidates for directorships and the size and composition of our Board of Directors. In addition, the CGN Committee is responsible for overseeing our corporate governance guidelines and reporting and making recommendations to our Board of Directors concerning governance matters. Among other things, the CGN Committee is responsible for:

●	identifying individuals qualified to be directors consistent with the criteria approved by the Board of Directors and recommending director nominees to the full Board of Directors;
●	recommending the appropriate size of the Board of Directors;
●	reviewing nominations submitted by shareholders that comply with the requirements of the Company’s Charter and Bylaws;
●	reviewing proposals submitted by shareholders for business to be conducted at annual meetings of shareholders;
●	annually recommending committee assignments and committee chairs on all committees of the Board of Directors;
●	establishing procedures for the regular ongoing reporting by board members of any developments that may affect their qualifications or independence as directors and making recommendations as deemed appropriate; and
●	taking a leadership role in shaping the corporate governance of our organization.

Nominations of persons for election to the Board of Directors may be made only by or at the direction of the Board of Directors or by any shareholder entitled to vote for the election of directors who complies with the notice procedures. Pursuant to the Company’s Bylaws, nominations for directors by shareholders must be made in writing and delivered to the President of the Company at the Company’s principal executive offices by the later of: (i) the close of business twenty-one (21) calendar days prior to any meeting of shareholders called for the election of directors, or (ii) ten (10) calendar days after the date of mailing of notice of the meeting to shareholders. In addition to meeting the applicable deadline, nominations must be accompanied by certain information specified in the Company’s Bylaws. This description is a summary of our nominating process. Any shareholder wishing to propose a director candidate to the Company should review and must comply fully with the procedures set forth in the Company’s Charter and Bylaws, as well as the requirements of Rule 14a-19 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). For additional information, see “Shareholder Proposals and Other Information.”

The CGN Committee charter sets forth certain criteria the CGN Committee shall consider in identifying and recommending individuals for nomination to the Board of Directors. In identifying director candidates, the CGN Committee shall take into account all factors it considers appropriate in order for the Company to achieve its strategic business objections and regulatory obligations, which may include, but not be limited to:

●	ensuring that the Board of Directors, as a whole, reflects a broad range of perspectives and backgrounds by considering:
●	individuals with various and relevant business and occupational experience, specialized knowledge or skills (such as an understanding of banking, marketing, finance, regulation and public policy);
●	industry knowledge and experience;
●	financial expertise (including expertise that may qualify a director as an “audit committee financial expert”);
●	level of commitment to the Company’s communities and shared values; and
●	minimum individual qualifications, including:
●	strength of character;
●	integrity and reputation;
●	independence;
●	leadership;
●	mature judgment;
●	familiarity with our business and industry;
●	willingness to commit the necessary time required for board and committee membership; and
●	independence of thought.

The CGN Committee may also consider a candidate’s other directorships and commitments (including charitable obligations), tenure on the Board of Directors, attendance at Board and Committee meetings, stock ownership, the candidate’s ability to work collegially and the extent to which the candidate would fill a present need on the Board of Directors. An overriding principle is that all appointments to the Board of Directors shall be based upon merit and suitability of the candidate to the particular role being filled.

The CGN Committee is composed solely of independent directors, as defined under the NASDAQ Listing Rules. The CGN Committee is required to meet at least once a year and on an as-needed basis. The CGN Committee met one times during 2024.

Committee Charters. The charters of the Audit, Compensation, and CGN Committees are posted on our website at www.unitedbusinessbank.com under “About Us — Investor Information.”

Code of Ethics

We have adopted a code of business conduct and ethics that applies to our principal executive officer, principal financial officer, principal accounting officer, and persons performing similar functions, and to all of our other employees as well as our directors. You may obtain a copy of the code of business conduct and ethics free of charge by writing to the Corporate Secretary of BayCom Corp, 500 Ygnacio Valley Road, Suite 200, Walnut Creek, California, 94596, or by calling 925-476-1800. In addition, the Code of Business Conduct and Ethics is available on our website at www.unitedbusinessbank.com under “About Us — Investor Information.”

Communications with Directors

Any shareholder desiring to communicate with the Board of Directors, or one or more specific members thereof, should write to Lloyd Kendall, Jr., Chairman of the Board of the Company, 500 Ygnacio Valley Road, Suite 200, Walnut Creek, California, 94596.

Attendance Policy at Annual Meetings

Although we do not have a formal policy regarding director attendance at annual shareholder meetings, directors are expected to attend these meetings. All of the Company’s directors at that time were in attendance at last year’s annual shareholder meeting.

EXECUTIVE COMPENSATION

Summary Compensation Table

The NEOs of BayCom are George J. Guarini, our Chief Executive Officer, Janet L. King, our Senior Executive Vice President and Chief Operating Officer and Keary L. Colwell, our Senior Executive Vice President, Chief Financial Officer and Corporate Secretary, as of December 31, 2024. The following table presents compensation awarded in the years ended December 31, 2024 and 2023 to our NEOs or paid to or accrued for those executive officers for services rendered during those years.

					Non-equity
				Stock	Incentive Plan	All Other
Name and Principal Position	Year	Salary	Bonus(1)	Awards(2)	Compensation(3)	Compensation(4)	Total
George J. Guarini	2024	$724,132	$—	$181,041	$213,908	$31,080	$1,150,161
President and Chief	2023	723,061	—	174,070	183,546	30,780	1,111,457
Executive Officer

Janet L. King	2024	$417,768	$—	$104,454	$105,779	$24,900	$652,901
Senior Executive Vice	2023	417,151	—	100,428	90,764	24,602	632,945
President and Chief
Operating Officer

Keary L. Colwell	2024	$417,768	$—	$104,454	$105,779	$25,400	$653,401
Senior Executive Vice	2023	417,151	—	100,428	90,764	25,130	633,473
President, Chief Financial
Officer and Corporate
Secretary
(1)	For 2024, represents a discretionary bonus awarded to the executive. For additional information, see “— Annual Bonus” below.
(2)	The amounts in this column are calculated using the grant date fair value of the award under Financial Accounting Standards Board Accounting Standards Codification Topic No. 718, Compensation-Stock Compensation (“FASB ASC Topic 718”), based on the number of restricted shares awarded and the grant date fair value of the Common Stock on the date the award was made. The assumptions used in the calculations of the grant date fair value amounts are included in Note 18 of the Notes to Consolidated Financial Statements contained in “Item 8. Financial Statements and Supplementary Data” in our Annual Report on Form 10-K for the year ended December 31, 2024. For additional information regarding the restricted stock awards to the NEOs, see “— Employment Agreements with Mr. Guarini, Ms. King and Ms. Colwell” and “— Equity Incentive Plans” below.
(3)	For additional information, see “— Annual Bonus” below.
(4)	The amounts represented for the year ended December 31, 2024, consist of the following:

	401(k)
	Matching	Automobile
Name	Contribution	Allowance	Other(a)	Total
George J. Guarini	$13,500	$9,600	$7,980	$31,080
Janet L. King	13,500	9,600	1,800	24,900
Keary L. Colwell	13,500	9,600	2,300	25,400
(a)	Consists of country club dues of $5,460 for Mr. Guarini with the balance representing split dollar life insurance premiums paid on behalf of Mr. Guarini and the other NEOs.

Employment Agreements with Mr. Guarini, Ms. King and Ms. Colwell

Effective March 5, 2021, the Company and the Bank entered into amended and restated employment agreements with Mr. Guarini, Ms. King and Ms. Colwell. Effective January 17, 2024, the Company and the Bank amended each of the employment agreements to, among other matters, provide for a term expiring March 5, 2027 and reflect the then current annual base salaries of each of the executives. The term of each agreement will automatically extend for an additional year on each March 5th annual anniversary date of the agreements, unless either party gives notice that the extensions will cease.

The employment agreements provide for, among other things, a minimum annual base salary of $724,131 for Mr. Guarini and $417,768 for each of Ms. King and Ms. Colwell (subject to adjustments as may be determined by our Board of Directors), incentive bonuses, an $800 monthly automobile allowance and group insurance benefits, as well as a group life insurance benefit payable to the executive’s designated beneficiary in an amount equal to the executive’s then-current annual base salary and participation in any retirement, profit-sharing, salary deferral, medical expense reimbursement and other similar plans we may establish for our employees. Each agreement generally provides for indemnification of the executive to the maximum extent permitted by law and applicable regulations for any expenses incurred by the executive, and for any judgments, awards, fines or penalties imposed against the executive, in any proceeding relating to the executive’s actions (or our actions) while an agent of ours. Each agreement also provides for the advancement of expenses to the executive and coverage under a director and officer liability insurance policy.

The employment agreements also provide for an annual restricted stock grant (“Annual Award”) in the first quarter of each year for a number of shares of Common Stock equal to 25% of the executive’s base salary as of the end of the preceding calendar year, divided by the fair market value of our Common Stock as of the date of grant. These annual grants will vest at the rate of 20% per year over a five-year period, with the initial vesting occurring on the one-year anniversary of the date of grant. For 2024, Mr. Guarini, Ms. King and Ms. Colwell received Annual Awards of 6,910 shares, 3,986 shares and 3,986 shares of Common Stock, respectively. For 2023, Mr. Guarini, Ms. King and Ms. Colwell received Annual Awards of 7,770 shares, 4,483 shares and 4,483 shares of Common Stock, respectively.

The employment agreements provide that the Annual Awards and any other equity awards will become fully vested upon either (1) a termination of the executive’s employment due to death or disability or by the Bank without cause, (2) a change in control as defined in our 2024 Omnibus Incentive Plan (or any applicable subsequent plan) if no replacement award is provided to the executive, or (3) the executive terminates his or her employment for “good reason” as defined below.

Each agreement provides that if, within one year following a change in control, the executive’s employment is terminated without cause or the executive terminates his or her employment for “good reason,” then the executive will be entitled to a lump sum cash severance payment. The severance pay in connection with a change in control would be equal to three times the sum of (a) the executive’s then-current annual base salary, (b) any incentive bonus paid to the executive with respect to the preceding year, and (c) the grant date value of the executive’s Annual Award for the year in which the termination occurs or, if the termination occurs before the Annual Award is made for such year, the grant date value of the Annual Award for the immediately preceding calendar year. In addition, if we terminate the agreement without cause prior to a change in control, the Bank will (1) pay the aggregate amount in the preceding sentence over 24 months (12 months for Ms. King and Ms. Colwell) in equal monthly installments, and (2) for a period of 24 months continue to provide the executive with health insurance benefits on the same terms as if the executive had remained employed by us during such period. The term “good reason” means any of the following: (1) a material permanent reduction in the executive’s total compensation or benefits; (2) a material permanent reduction in the executive’s title or responsibilities; or (3) a relocation of the executive’s principal office so that his or her commute distance is increased by more than 40 miles from Walnut Creek, California.

Each employment agreement provides that if the severance payments and benefits to be made thereunder, together with other change in control payments or benefits to the executive, would be deemed to be “parachute payments” under Section 280G of the Internal Revenue Code, then the severance under the employment agreements will be reduced by the minimum amount necessary to result in no portion of the change in control payments and benefits being deemed a parachute payment if doing so would result in a greater net after-tax benefit to the executive. If the executive’s change in control payments and benefits are deemed to be parachute payments and are not reduced, then the executive will be required to pay a 20% excise tax on the amount of the executive’s parachute payments in excess of one times the executive’s average taxable income for the preceding five calendar years, and such excess will not be deductible by the Company or the Bank for federal income tax purposes.

Each of the employment agreements also contains a confidentiality provision regarding the use and disclosure of confidential information during the term of employment and for a period of one year following termination of employment.

Annual Bonus

Our NEOs participate in an annual incentive bonus program, which we refer to as the “Annual Bonus Plan,” which provides for annual cash bonuses to designated senior managers, including all of the NEOs, upon the achievement of performance goals established by the Board of Directors. The purpose of the Annual Bonus Plan is to provide an incentive for achieving defined target performance goals based on our annual business and profit plan, which we refer to as the “Performance Plan.” The target performance goals in the Performance Plan typically include, but are not limited to, objectives regarding earnings, loan and deposit growth, credit quality, operating efficiency, strategic initiatives and regulatory examinations, and are established annually. Under the Annual Bonus Plan, our NEOs may earn an annual cash bonus up to a maximum of 150% of his or her target annual incentive award or may earn no bonus at all if the Company’s actual performance is less than 75% of the target performance goal for each performance objective. The Board of Directors, in its sole discretion, may increase or decrease the actual award earned by an executive under the Annual Bonus Plan. An executive must be continuously employed by the Bank for the whole of the fiscal year to which the incentive bonus relates, except that the incentive bonus may be prorated if the executive dies or becomes disabled during the year or if a change in control occurs during the year. The incentive bonus will not be prorated if the executive’s employment terminates for any other reason during such fiscal year.

For 2024, the target annual incentive awards under the Annual Bonus Plan for our NEOs were 70% of base salary for Mr. Guarini and 60% of base salary for Ms. King and Ms. Colwell, with each executive earning 42.2% of their target annual incentive award for 2024. The target performance goals in the Performance Plan for 2024 included objectives regarding loan and deposit growth, credit quality, operating efficiency, strategic initiatives and compliance/risk management practices. No adjustments up or down were made by the Bank’s Board of Directors to the 2024 annual cash incentives earned by the NEOs. The annual cash incentives awarded for 2024 performance are reflected under the “Non-equity incentive plan compensation” column in the Summary Compensation Table above.

For 2023, the target annual incentive awards under the Annual Bonus Plan for our NEOs were 70% of base salary for Mr. Guarini and 60% of base salary for Ms. King and Ms. Colwell, with each executive earning 36.2% of their target annual incentive award for 2023. The target performance goals in the Performance Plan for 2023 included objectives regarding loan and deposit growth, credit quality, operating efficiency, strategic initiatives and compliance/risk management practices. No adjustments up or down were made by the Bank’s Board of Directors to the 2023 annual cash incentives earned by the NEOs. The annual cash incentives awarded for 2023 performance are reflected under the “Non-equity incentive plan compensation” column in the Summary Compensation Table above.

In addition to the cash bonuses payable under our Annual Bonus Plan, the level of performance achieved with respect to the performance goals also affects the Company’s annual contributions to the deferred compensation agreements for our three NEOs. No such contributions were made for 2024 and 2023 because the overall level of performance was below 75% of target. For additional information, see “Other Savings, Retirement and Benefit Plans — Executive Supplemental Retirement Agreements.” Below.

Equity Incentive Plan

In 2024, we adopted, and the shareholders of the Company approved, the BayCom Corp 2024 Omnibus Incentive Plan (which we refer to as the 2024 Plan) in which our employees, executive officers and/or directors and consultants may participate. The 2024 Plan provides for the issuance of up to 500,000 shares of Common Stock pursuant to awards of incentive stock options, within the meaning of Section 422 of the Internal Revenue Code, non-qualified stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares and performance units. As of December 31, 2024, 492,038 shares remained available for future awards under the 2024 Plan.

The 2024 Plan is administered by the Compensation Committee of the Board of Directors of the Company. For information relating to the equity awards granted to Mr. Guarini, Ms. King and Ms. Colwell under the 2024 Plan during 2024, see “Employment Agreements with Mr. Guarini, Ms. King and Ms. Colwell” above.

Other Savings, Retirement and Benefit Plans

Executive Supplemental Retirement Agreements. Effective January 1, 2014, the Bank entered into an executive supplemental retirement agreement with Mr. Guarini, and effective July 1, 2017, the Bank entered into similar agreements with Ms. King and Ms. Colwell. Each of the agreements were amended and restated effective as of February 22, 2018, and Mr. Guarini’s agreement was further amended and restated effective June 20, 2023.

The agreements provide that the executives will receive supplemental retirement benefits for a period of 15 years, with the retirement benefits to be based upon each executive’s vested accrued liability balance. The Bank makes annual contributions to each executive’s account based on the extent to which the performance goals under the Performance Plan are achieved each year, with a minimum contribution of 6.19% (2.75% for Ms. King and Ms. Colwell) of the executive’s base salary if the overall performance is at 75% of target with a maximum contribution of 61.36% (27.27% for Ms. King and Ms. Colwell) of the executive’s base salary if the overall performance is at 125% of target. If overall performance is at the target level, the annual contribution is equal to 45.0% (20.0% for Ms. King and Ms. Colwell) of the executive’s base salary. No annual contribution is made if the overall performance is below 75% of target. The performance goals under the Performance Plan are subject to change each year. Each executive’s account balance is credited with interest each year based on the average Citigroup Pension Liability Index for the applicable year (the “applicable interest rate”).

Mr. Guarini is currently 100% vested in his account balance. Ms. King and Ms. Colwell were 80% vested in their account balances as of December 31, 2024, with their vesting percentages increasing each year until they become 100% vested on January 1, 2027.

If an executive has a separation from service for any reason other than cause or disability and prior to a change in control (as defined in the agreements), then the executive’s vested account balance shall be used to calculate an annuity payable on a monthly basis for 180 months by applying the applicable interest rate. If the executive’s employment is involuntarily terminated by the Bank other than for cause, then the executive shall be deemed 100% vested in his or her account balance. In addition, if the executive’s separation from service occurs after October 1 of any given year, his or her account balance will be credited with the contribution that would have been made for such year as if his or her separation from service had occurred on December 31 of such year. If the executive’s employment is terminated for cause, then the executive shall forfeit all rights and benefits under his or her supplemental retirement agreement.

If a change in control occurs on or before December 31, 2026, then the accounts of Ms. King and Ms. Colwell will be credited with the projected annual contributions that would have been made for them through December 31, 2026, based on the Bank’s average performance level for the three preceding years, together with earnings at the applicable interest rate through the end of 2026. In addition, each executive will be deemed to be 100% vested in his or her account balance. As noted above, Mr. Guarini is currently 100% vested in his account balance. Each executive’s account balance as adjusted will then be used to calculate an annuity payable on a monthly basis for 180 months by applying the applicable interest rate, with the monthly payments to commence on the first day of the fourth month following the executive’s separation from service (subject to delay until the seventh month following separation from service if the executive is a specified employee, as defined under Section 409A of the Internal Revenue Code, at the time of separation). If the change in control benefits, either alone or together with other payments the executive has the right to receive, constitute excess parachute payments under Section 280G of the Internal Revenue Code, then the executive will pay the applicable excise taxes and the Bank (or its successor) will lose the corporate tax deduction on the excess parachute payments. The agreements also provide that the executives may require the Bank to establish and fund a trust in the event of a change in control to fund the change in control benefits payable to the executives.

The supplemental retirement agreements also provide for disability benefits, which are calculated in a manner similar to the change in control benefits if the disability occurs on or before December 31, 2026 for Ms. King and Ms. Colwell. If the executive dies while still employed and prior to a change in control or becoming disabled, then all rights and benefits under his or her supplemental retirement agreement shall be forfeited, and the executive’s beneficiaries shall only be entitled to receive the death benefits payable under Bank-owned life insurance covering the executive to the extent applicable, as further described under “—Split Dollar Life Insurance Benefits.”

The expenses recognized for the years ended December 31, 2024 and 2023 with respect to each NEO under their respective supplemental retirement agreement is reflected under “All Other Compensation” in the Summary Compensation Table above.

Split Dollar Life Insurance Benefits. The Bank has purchased life insurance policies on Mr. Guarini, Ms. King and Ms. Colwell and has entered into a Joint Beneficiary Agreement with each of the executives. Mr. Guarini’s agreement became effective January 1, 2014, and Ms. King’s and Ms. Colwell’s agreements became effective April 17, 2018. Each of these agreements was amended on June 20, 2023.  These agreements provide certain death benefits to the executive’s beneficiaries upon his or her death. Under these agreements, if the executive is employed by the Bank at the time of his or her death, the executive’s beneficiaries will be entitled to receive an amount equal to the “Accrued Liability Balance” (as defined in the executive’s SERP) plus the lesser of (i) $1.5 million or (ii) 50% of the amount by which the total proceeds of the policy(ies) exceed the cash value of the policy(ies). In the event the executive separates from service with the Bank for any reason other than death, then neither the executive nor the executive’s beneficiaries shall be entitled to receive any amount of the insurance proceeds. These agreements provide that the Bank owns and pays the premiums on the insurance policy(ies). The executive may request an accelerated payment of a portion of the eligible death benefit available under his or her insurance policy(ies) in the case of an unforeseeable emergency. To obtain an unforeseeable emergency withdrawal, an executive must meet the requirements of Section 409A of the Internal Revenue Code. The total premiums paid on the policies covered by the executives’ Joint Beneficiary Agreements with the Bank are included in the Summary Compensation Table under the column “All Other Compensation.” As of December 31, 2024, the survivor’s benefit under the agreements for the named beneficiaries was $1.5 million for each of Mr. Guarini, Ms. King and Ms. Colwell.

401(k) Profit Sharing Plan. We maintain a 401(k) Profit Sharing Plan (the “401(k) Plan”), which is a tax-qualified defined contribution savings plan for all of our eligible employees, including each of our NEOs. Under the 401(k) Plan, each participating employee who meets a minimum service requirement is permitted to contribute to the 401(k) Plan through payroll deductions (the “salary deferral contributions”) up to the maximum amount allowable by law, thereby deferring taxes on all or a portion of these amounts. We match 100% of the first 3% of the pay that an employee contributes on a pre-tax basis to the 401(k) Plan and 50% of the next 2% of the pay that an employee contributes on a pre-tax basis to the 401(k) Plan. We may also make discretionary matching and profit-sharing contributions to the 401(k) Plan on behalf of the employee in such amounts as may be determined by our Board of Directors. Any employer matching or profit-sharing contribution vests 100% after a participant has completed three years of service, provided that any such contribution which has not yet vested will vest upon the participant’s attainment of age 65 or upon the participant’s death or permanent disability. We may also make additional special contributions to the 401(k) Plan, which vest immediately. Participants are entitled to receive their salary deferral contributions and vested benefits under the 401(k) Plan upon termination of employment, retirement, death or disability. Participants have the right to self-direct all of their salary deferral contributions. The matching contributions made by the Bank for the years ended December 31, 2024 and 2023 on behalf of the NEOs are reflected under “All Other Compensation” in the Summary Compensation Table above.

Other benefits. We currently provide health benefits to our employees, including hospitalization and comprehensive medical benefits, dental insurance, life and short-term and long-term disability insurance, subject to certain deductibles and copayments by employees. These plans are generally available to all our salaried employees and do not discriminate in scope, terms or operation in favor of our executive officers.

Outstanding Equity Awards at December 31, 2024

The following table sets forth information regarding outstanding restricted stock awards, which were the only type of equity awards held by each NEO at December 31, 2024.

	Stock Awards
	Number of	Market Value
	Unvested	of Unvested
Name	Shares(1)	Shares(2)	Vesting Date
George J. Guarini	7,313	$196,281	1/1/2025
	1,438	38,596	1/2/2025
	5,477	147,003	1/1/2026
	1,834	49,225	1/2/2026
	5,169	138,736	1/1/2027
	3,388	90,934	1/1/2028
	1,554	41,709	1/1/2029
Total	26,173	$702,483

Janet L. King	3,518	$94,423	1/1/2025
	497	13,339	1/2/2025
	2,460	66,026	1/1/2026
	1,058	28,397	1/2/2026
	2,777	74,535	1/1/2027
	1,954	52,445	1/1/2028
	896	24,049	1/1/2029
Total	13,160	$353,214

Keary L. Colwell	3,518	$94,423	1/1/2025
	497	13,339	1/2/2025
	2,460	66,026	1/1/2026
	1,058	28,397	1/2/2026
	2,777	74,535	1/1/2027
	1,954	52,445	1/1/2028
	896	24,049	1/1/2029
Total	13,160	$353,214
(1)	Excludes restricted stock awards of 6,910 shares, 3,986 shares and 3,986 shares granted to Mr. Guarini, Ms. King and Ms. Colwell, respectively, on January 2, 2025, which are scheduled to vest in 20% annual increments beginning on the first anniversary of the grant date.
(2)	Based on the $26.84 closing price of a share of our Common Stock as quoted on The NASDAQ Stock Market on December 31, 2024, the last trading day of the year. Totals may not foot due to rounding.

Pay versus Performance

The following table sets forth information concerning the compensation of our NEOs for the fiscal years ended December 31, 2024, 2023 and 2022 and certain measures of our financial performance for those years.

				Average	Value of Initial Fixed
	Summary		Average Summary	Compensation	$100 Investment
	Compensation	Compensation	Compensation Table	Actually Paid to	Based on:
	Table Total	Actually Paid	Total for Non-PEO	Non-PEO	Total Shareholder	Net Income (in
Year	for PEO (1)	to PEO (2)	NEOs (3)	NEOs (4)	Return (5)	thousands) (6)
2024	$1,150,161	$1,094,841	$653,151	$606,910	$143.52	$23,614
2023	1,111,457	1,202,671	633,209	634,647	126.40	27,425
2022	1,468,585	1,465,049	746,990	719,142	103.30	23,730
(1)	Represents the total compensation of our principal executive officer (“PEO”), Mr. Guarini, as reported in the Summary Compensation Table for each year indicated. Mr. Guarini was the only person who served as our PEO during those years.
(2)	Represents the “compensation actually paid” to Mr. Guarini, as calculated in accordance with Item 402(v) of Regulation S-K. The following table presents the adjustments made to Mr. Guarini’s Summary Compensation Table total for each year to determine his compensation actually paid.

Adjustments to Determine Compensation Actually Paid to PEO	2024	2023	2022
Summary Compensation Table Total	$1,150,161	$1,111,457	$1,468,585
Adjustments:
Less: amounts reported under the “Stock Awards” column in the Summary Compensation Table	181,041	174,070	167,381
Plus: fair value as of the end of the covered year of awards granted during the covered year that remained outstanding and unvested as of the end of the covered year	28,441	42,283	1,960
Plus: change in fair value from prior year-end to the end of the covered year of awards granted prior to the covered year that were outstanding and unvested as of the end of the covered year	56,622	80,859	7,982
Plus: change in fair value from prior year-end to the vesting date of awards granted prior to the covered year that vested during the covered year	30,189	127,476	141,888
Plus: dividends or other earnings paid during the covered year prior to vesting date of award	10,469	14,666	12,015
Compensation Actually Paid	$1,094,841	$1,202,671	$1,465,049
(3)	Represents the average of the total compensation of each of our non-PEO NEOs (Ms. King and Ms. Colwell), as reported in the Summary Compensation Table for each year indicated. Ms. King and Ms. Colwell were our only non-PEO NEOs for those years.

(4)	Represents the average of the compensation actually paid to our non-PEO NEOs, as calculated in accordance with Item 402(v) of Regulation S-K. The following table presents the adjustments made to the average of the non-PEO NEOs’ Summary Compensation Table totals for each year to determine their average compensation actually paid.

Adjustments to Determine Average Compensation Actually Paid to Non-PEO NEOs	2024	2023	2022
Summary Compensation Table Total	$653,151	$633,209	$746,990
Adjustments:
Less: amounts reported under the “Stock Awards” column in the Summary Compensation Table	104,454	100,428	77,246
Plus: fair value as of the end of the covered year of awards granted during the covered year that remained outstanding and unvested as of the end of the covered year	13,049	24,392	904
Plus: change in fair value from prior year-end to the end of the covered year of awards granted prior to the covered year that were outstanding and unvested as of the end of the covered year	29,721	32,192	2,507
Plus: change in fair value from prior year-end to the vesting date of awards granted prior to the covered year that vested during the covered year	10,179	39,287	42,074
Plus: dividends or other earnings paid during the covered year prior to vesting date of award	5,264	5,995	3,913
Compensation Actually Paid	$606,910	$634,647	$719,142
(5)	Represents the cumulative three-year total return to shareholders of our common stock and assumes that the value of the investment was $100 on December 31, 2021, and that the subsequent dividends were reinvested. The stock price performance included in this column is not necessarily indicative of future stock price performance.
(6)	Represents our reported net income for each year indicated.

The following graphs show the relationship between the compensation actually paid to our PEO and the average of the compensation actually paid to our other NEOs to our total shareholder return and net income over the three most recently completed fiscal years.

CAP vs. Total Shareholder Return (TSR)
$1,500
$1,250
$1,000
$750
$500
$250
$0
CAP ($ in Thousands)
$150.00
$145.00
$140.00
$135.00
$130.00
$125.00
$120.00
$115.00
$110.00
$105.00
$100.00
TSR
2022
2023
2024
PEO Pay
Avg. NEO Pay
TSR

DIRECTOR COMPENSATION

The following table sets forth information regarding compensation earned by or awarded to each of the Company’s non-employee directors during 2024. All compensation paid to non-employee directors is for their service on both the BayCom Board of Directors and the Bank Board of Directors. During 2024, all of the Company’s non-employee directors served on both the BayCom Board of Directors and the Bank Board of Directors, except for Mr. Davis, who was not a director of the Bank. Mr. Guarini, Ms. King and Ms. Colwell are not paid for their service as directors.

	Fee Earned
	or Paid	Stock	Total
Name	in Cash	Awards(1)	Compensation
Lloyd W. Kendall, Jr.	$64,800	$27,000	$91,800
Bhupen B. Amin(2)	41,250	27,000	68,250
James S. Camp(3)	18,500	—	18,500
Harpreet S. Chaudhary	46,650	27,000	73,650
Rocco Davis(4)	—	—	—
Dennis H. Guida, Jr.(2)	35,550	27,000	62,550
Robert G. Laverne, MD	30,500	27,000	57,500
Syvia L. Magid	28,500	27,000	55,500
(1)	Amounts reported in this column represent the aggregate grant date fair value of the stock awards computed in accordance with FASB ASC Topic 718. The grant date fair value amount is based on the per share closing price of our Common Stock on the date the award was made. A total of 1,327 shares of restricted stock were held by each director in the table above as of December 31, 2024, except for Mr. Camp and Mr. Davis, whose restricted stock awards were forfeited upon their retirement from the Board of Directors.
(2)	Messrs. Amin and Guida became directors of BayCom effective November 1, 2024. Messrs. Amin and Guida have been serving as directors of the Bank since 2011 and 2022, respectively.
(3)	Mr. Camp retired as a director of BayCom and the Bank on October 7, 2024.
(4)	Mr. Davis served on the BayCom Board only and resigned from the BayCom Board on March 18, 2024.

BayCom Director Compensation Program

During 2024, our director compensation program provided the following compensation for non-employee members of our Board of Directors, all of which are currently paid at the Bank level:

●	A monthly cash retainer of $2,250 for service on the Board of Directors;
●	An additional monthly cash retainer of $2,500 for the Chairman of the Board of Directors (Mr. Kendall);
●	A monthly cash retainer of $250 for service on the Audit Committee;
●	An additional monthly cash retainer of $850 for the Chairman of the BayCom Audit Committee (Mr. Chaudhary);
●	A quarterly cash retainer of $250 for service on the Compensation Committee; and
●	An additional quarterly cash retainer of $500 for the Chairman of the Compensation Committee (Dr. Laverne).

We reimburse all directors for reasonable and substantiated out-of-pocket expenses incurred in connection with the performance of their duties as directors. We also pay the premiums on directors’ and officers’ liability insurance.

A restricted stock award of 1,327 shares of Common Stock was granted to each of our non-employee directors on July 1, 2024. With the exception of the award to Mr. Camp, who forfeited his award upon his retirement as a director on October 7, 2024, these awards are scheduled to vest one year following the date of grant.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We may occasionally enter into transactions with certain “related persons.” Related persons include our executive officers, our directors, more than 5% beneficial owners of our Common Stock, and immediate family members of these persons and entities. We generally refer to transactions with these related persons as “related party transactions.”

In the ordinary course of our business, we have engaged and expect to continue engaging through the Bank in ordinary banking transactions with our directors, executive officers, their immediate family members and their affiliated entities, including loans to and deposit relationships with such persons. Any such loan was made on substantially the same terms, including interest rates and collateral, as those prevailing at the time such loan was made as loans made to persons who were not related to us. These loans do not involve more than the normal credit collection risk and do not present any other unfavorable features to us. All loans that the Bank makes to directors and executive officers are subject to regulations of the Bank’s primary regulators restricting loans and other transactions with affiliated persons of the Bank. Loans to all directors and executive officers and their immediate family members and their affiliated entities totaled $18.3 million and $29.8 million at December 31, 2024 and 2023, which was 5.7% and 9.5% of our consolidated total shareholders’ equity at those dates, respectively. Deposits of all directors and executive officers and their immediate family members and their affiliated entities totaled $13.8  million and $26.3 million at December 31, 2024 and 2023, respectively.

During 2024 and 2023, there were no related party transactions between the Company and any of its related persons, except for the loans and deposits discussed above.

PROPOSAL II. ADVISORY (NON-BINDING) VOTE ON EXECUTIVE COMPENSATION

Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the "Dodd-Frank Act") and the SEC's implementing rules, we are including in this proxy statement and will present at the Annual Meeting an advisory (non-binding) vote on executive compensation, referred to in this document as the Say-on-Pay Vote. The Say-on-Pay Vote is intended to give shareholders the opportunity to endorse or not endorse the compensation of the Company's NEOs as disclosed in this proxy statement.  This proposal will be presented at the Annual Meeting as a resolution in substantially the following form:

RESOLVED, that the compensation paid to the Company's named executive officers, as disclosed in the Company's proxy statement for the annual meeting pursuant to Item 402 of Regulation S-K, including compensation tables and narrative discussion, is hereby APPROVED.

The Say-on-Pay Vote will not be binding on the Company's Board of Directors and may not be construed as overruling a decision by the Board or creating or implying any additional fiduciary duty to the Board.  Nor will it affect any compensation paid or awarded to any executive.  The Compensation Committee and the Board may, however, take into account the outcome of the vote when considering future executive compensation arrangements.  The purpose of our compensation programs is to attract and retain experienced, highly qualified executives critical to our long-term success and enhancement of shareholder value. The Say-on-Pay Vote at our annual meeting of shareholders held in 2024, which related to our 2023 executive compensation, was approved by approximately 96% of shareholder votes cast.

The Dodd-Frank Act requires that at least once every six years we hold a non-binding, advisory vote on the frequency of future say-on-pay votes, with shareholders having the choice of every year, every two years or every three years. We held our last frequency vote in 2024, and the most votes were received for a frequency of every year. Our Board of Directors determined, in light of those results, that we would include a Say-on-Pay Vote in our annual meeting proxy materials every year until the next required say-on-pay frequency vote is held, which will be at the 2030 annual meeting of shareholders.

Our Board of Directors recommends that shareholders vote FOR this proposal.

PROPOSAL III - RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Moss Adams LLP, an independent registered public accounting firm, to audit our consolidated financial statements for the fiscal year ending December 31, 2025. Representatives of Moss Adams LLP have been invited to be present at the Annual Meeting, and we expect that they will attend. If present, these representatives will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from shareholders.

Shareholder ratification of the appointment of Moss Adams LLP as our independent registered public accounting firm is not required by our Bylaws or otherwise. The Board of Directors, however, is submitting the appointment of Moss Adams LLP to the shareholders for ratification as a matter of good corporate practice. If our shareholders fail to ratify the appointment, the selection of the independent registered public accounting firm will be reconsidered by the Audit Committee. Even if the appointment is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders.

The Board of Directors recommends that the shareholders vote FOR the ratification of the appointment of Moss Adams LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2025.

Audit Committee Pre-Approval Policy

Pursuant to the terms of its charter, the Audit Committee is responsible for the appointment, compensation, retention and oversight of the work of the independent auditors. The Audit Committee must pre-approve the engagement letters and the fees to be paid to the independent auditors for all audit and permissible non-audit services to be provided by the independent auditors and consider the possible effect that any non-audit services could have on the independence of the auditors. The Audit Committee may establish pre-approval policies and procedures, as permitted by applicable law and SEC regulations and consistent with its charter for the engagement of the independent auditors to render permissible non-audit services to the Company, provided that any pre-approvals delegated to one or more members of the committee are reported to the committee at its next scheduled meeting. At this time, the Audit Committee has not adopted any pre-approval policies.

Principal Accountant Fees and Services

The aggregate fees billed to the Company by Moss Adams LLP and its affiliates for the fiscal years ended December 31, 2024 and 2023 were as follows:

	Year Ended December 31,
	2024	2023
Audit Fees	$770,453	$793,137
Audit-related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—
Total	$770,453	$793,137

“Audit Fees” for 2024 and 2023 were comprised of professional services rendered in connection with the audit of the Company’s annual financial statements and for the required review of financial information included in the Company’s Quarterly Reports on Form 10-Q. Fees for 2023 include the required review and audit of the Company’s restated financial statements appearing in the amendments filed in July 2023 to (i) the Company's Form 10-Qs for the quarterly periods ended March 31, 2023, September 30, 2022, June 30, 2022 and March 31, 2022 and (ii) the Company’s Form 10-K for the year ended December 31, 2022. Fees for 2024 and 2023 also include professional services rendered in connection with the Company’s Registration Statements on Forms S-8 and S-3 filed with the SEC in 2024 and 2023, respectively.

No fees were billed by Moss Adams LLP for professional services rendered for services or products other than those listed above for 2024 and 2023. The Audit Committee has determined that the services provided by Moss Adams LLP as set forth herein are compatible with maintaining Moss Adams LLP’s independence.

REPORT OF THE AUDIT COMMITTEE

The information contained in this report shall not be deemed to be “soliciting materials” or to be filed with the SEC, nor shall said information be incorporated by reference into any filing under the Securities Act of 1933 or the Exchange Act, notwithstanding the incorporation by reference of this proxy statement into any such filing.

The Audit Committee has reviewed and discussed the Company’s audited financial statements for the fiscal year ended December 31, 2024, with management. The Audit Committee has discussed with Moss Adams LLP our independent registered public accounting firm for the year ended December 31, 2024, the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC.

The Audit Committee has also received the written disclosures and the letter from Moss Adams LLP required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence and has discussed with Moss Adams LLP its independence.

Based on the Audit Committee’s review and discussions noted above, it recommended to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024.

The foregoing report is furnished by the Audit Committee of the Board of Directors:

Harpreet S. Chaudhary (Chair)	Syvia L. Magid
Lloyd W. Kendall, Jr.	Robert G. Laverne, MD
Dennis H. Guida, Jr.

SHAREHOLDER PROPOSALS AND OTHER INFORMATION

In order to be eligible for inclusion in our proxy materials for next year’s annual meeting of shareholders, any shareholder proposal for that meeting must be received by the Company’s Corporate Secretary at BayCom Corp, 500 Ygnacio Valley Road, Suite 200, Walnut Creek, California, 94596 by December 26, 2025. If, however, the date of next year’s annual meeting of shareholders is before May 18, 2026 or after July 17, 2026, any such proposal must be received at the Company’s executive office a reasonable time before the Company begins to print and send its proxy materials for that meeting to be eligible for inclusion in those proxy materials. Any such proposal will be subject to the requirements of the proxy rules adopted under the Exchange Act and as with any shareholder proposal (regardless of whether included in the Company’s proxy materials), our Charter and Bylaws and California law.

Our Bylaws contain additional notification requirements for shareholder proposals, regardless of whether they are submitted for inclusion in our proxy materials. In order to be considered for presentation at the next annual meeting, written notice of a shareholder proposal containing the information specified in Section 2.4 of our Bylaws must be given to the President of the Company and be delivered to or mailed to and received at the Company’s principal executive offices, not more than 60 calendar days prior to the annual meeting nor more than 10 calendar days after the date of the notice of such meeting is sent to shareholders; provided, however that if less than 10 calendar days’ notice of the date of the annual meeting is given or made to shareholders, notice by the shareholder to be timely must be received by the President of the Company no later than the time fixed in the notice of the annual meeting for the opening of such meeting.

Nominations of persons for election to the Company’s Board of Directors may be made only by or at the direction of the Board of Directors or by any shareholder entitled to vote for the election of directors who complies with the notice and information procedures set forth in the Company’s Bylaws. Pursuant to Article III, Section 3.3 of the Company’s Bylaws, nominations for directors by shareholders must be made in writing and delivered to the President of the Company at the Company’s principal executive offices by the later of: (i) the close of business 21 calendar days prior to any meeting of shareholders called for the election of directors, or (ii) ten calendar days after the date of mailing of notice of the meeting to shareholders. In addition to meeting the applicable deadline, nominations must be accompanied by certain information specified in Article III, Section 3.3 of the Company’s Bylaws.

Shareholders who intend to solicit proxies in support of director nominees other than the Company’s nominees in connection with the Company’s next annual meeting of shareholders must also provide notice to the Company that contains the information required by Rule 14a-19(b) under the Exchange Act no later than April 18, 2026.  If, however, the date of the Company’s next annual meeting of shareholders is before May 18, 2026 or after July 17, 2026, this notice must be provided by the later of 60 calendar days prior to the date of the annual meeting or the tenth calendar day following the day on which public announcement of the date of the annual meeting is first made by the Company. The notice required by Rule 14a-19(b) is in addition to the advance notice required under Article III, Section 3.3 of the Company’s Bylaws for shareholders desiring to submit director nominations.

FORM 10-K

This proxy statement is accompanied by a copy of our Annual Report on Form 10-K for the year ended December 31, 2024 (“Form 10-K”) filed with the SEC (excluding exhibits). We encourage you to read the Form 10-K. It includes information on our operations, products and services, as well as our audited financial statements. Although the Form 10-K is being provided to shareholders with this proxy statement, it does not constitute a part of the proxy solicitation materials and is not incorporated into this proxy statement by reference. To request a copy of the Form 10-K with exhibits, call or write to: BayCom Corp, 500 Ygnacio Valley Road, Suite 200, Walnut Creek, CA 94596, Attention: Julia Colwell, Shareholder Relations; telephone number (925) 476-1843. Alternatively, copies of these documents may be obtained from our website, www.unitedbusinessbank.com, by clicking the “About Us” link and then the “Investor Relations” link.

OTHER MATTERS

We are not aware of any business to come before the Annual Meeting other than those matters described in this proxy statement. However, if any other matter should properly come up before the meeting, it is intended that holders of the proxies will act in accordance with their best judgment.

BAYCOM CORP

Annual Meeting of Shareholders
June 17, 2025 at 2:30 p.m. PDT

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned, revoking all prior proxies, hereby appoints George J. Guarini and Keary L. Colwell, or either of them, with full power of substitution and resubstitution, as proxies to represent and vote all shares of common stock of BayCom Corp (the “Company”) that the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held on June 17, 2025, at 2:30 p.m. PDT, or any adjournment or postponement thereof.

THE PROXIES ARE FURTHER AUTHORIZED TO VOTE, IN THEIR DISCRETION, UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING, OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

The Board of Directors recommends a vote “FOR” the election of each director nominee named in Proposal 1 and “FOR” Proposal 2 and 3.

1.	To elect nine (9) directors to serve as members of the Board of Directors of the Company, each for a one-year term

	FOR	WITHHOLD	Shares Voted For Nominee (Cumulative Voting Use Only*)
01. Bhupen B. Amin	☐	☐
02. Harpreet S. Chaudhary	☐	☐
03. Keary L. Colwell	☐	☐
04. George J. Guarini	☐	☐
05. Dennis H. Guida, Jr.	☐	☐
06. Lloyd W. Kendall, Jr.	☐	☐
07. Janet L. King	☐	☐
08. Robert G. Laverne, M.D.	☐	☐
09. Syvia Magid	☐	☐

*Cumulative voting instructions: California Law and the Company’s Bylaws provide for cumulative voting for directors. This means that each share held entitles the holder to cast a number of votes equaling the number of directors to be elected. The number of directors to be elected is nine (9). Thus, if a shareholder owns 100 shares, he or she may cast up to 900 votes. A shareholder may cast all of his or her votes for one candidate or distribute such votes among as many candidates as he or she deems appropriate.

2.	An advisory (non-binding) vote on executive compensation.

☐ FOR	☐ AGAINST	☐ ABSTAIN

3.	Ratification of the appointment of Moss Adams LLP to serve as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2025.

☐ FOR	☐ AGAINST	☐ ABSTAIN

This proxy, when properly executed, will be voted as directed. If no direction is made, this proxy will be voted “FOR” the election of all director nominees named herein, “FOR” the advisory vote on executive compensation, and “FOR” the ratification of the appointment of Moss Adams LLP.

Please date this proxy and sign your name exactly as it appears hereon. Where there is more than one owner, each should sign. When signing as an attorney, administrator, executor, guardian or trustee, please add your title as such. If executed by a corporation, the proxy should be signed by a duly authorized officer.

Signature

Signature (Co-owner)

Dated: , 2025

☐ I agree to receive all future communications related to these holdings electronically via the email address provided below. I understand I am able to change this selection at any time in the future.

EMAIL ADDRESS:

Please return your completed proxy whether or not you plan to attend the Annual Meeting. You may nevertheless vote in person if you do attend the Annual Meeting.

If you vote by Internet, you do NOT need to mail back your proxy card

YOUR VOTE IS IMPORTANT

Voting Instructions

You may vote your proxy in the following ways:

•	Via Internet:

Login to https://annualgeneralmeetings.com/bcml2025

Enter your control number (12-digit number located below)

•	Via Mail:

Pacific Stock Transfer Company
6725 Via Austi Parkway
Suite 300
Las Vegas, Nevada 89119

CONTROL NUMBER

You may vote by Internet 24 hours a day, 7 days a week. Internet voting is available through 11:59 p.m. PDT on June 16, 2025.

Your Internet vote authorizes the named proxies to vote in the same manner as if you marked, signed and returned your proxy card.